Case 1:20-cv-01539-UNA	Document 1	Filed 11/16/20	Page 1 of 16	PageID #: 1

EXHIBIT (A)(5)(O)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

———————————————————————————
SHIVA STEIN,	:
:
Plaintiff,	: Case No.
:
v.	:
: COMPLAINT FOR VIOLATIONS OF
DUNKIN’ BRANDS GROUP, INC., NIGEL	: SECTIONS 14(e), 14(d) AND 20(a) OF
TRAVIS, DAVE HOFFMAN, RAUL	: THE SECURITIES EXCHANGE ACT
ALVAREZ, LINDA BOFF, IRENE CHANG	: OF 1934
BRITT, ANTHONY DINOVI, MICHAEL	:
HINES, MARK NUNNELLY, CARL	: JURY TRIAL DEMANDED
SPARKS, and ROLAND SMITH,	:
:
Defendants.	:
———————————————————————————

Shiva Stein (“Plaintiff”), by and through her attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1. This is an action brought by Plaintiff against Dunkin’ Brands Group, Inc. (“Dunkin’” or the “Company”) and the members of Dunkin’s board of directors (the “Board” or the “Individual Defendants,” and collectively with the Company, the “Defendants”) for their violations of Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with the proposed acquisition of Dunkin’ by affiliates of Inspire Brands, Inc. (“Inspire”).

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2. Defendants have violated the above-referenced sections of the Exchange Act by causing a materially incomplete and misleading Solicitation Statement on Schedule 14D-9 (the “Solicitation Statement”) to be filed on November 16, 2020 with the United States Securities and Exchange Commission (“SEC”) and disseminated to the Company’s stockholders. The Solicitation Statement recommends that the Company’s stockholders tender their shares in support of a proposed transaction whereby Vale Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Inspire, will merge with Dunkin’, with Dunkin’ continuing as the surviving corporation and an indirect wholly-owned subsidiary of Inspire (the “Proposed Transaction”). Pursuant to the terms of the definitive agreement and plan of merger the companies entered into, dated October 30, 2020 (the “Merger Agreement”), each Dunkin’ common share issued and outstanding will be converted into the right to receive $106.50 per share in cash (the “Merger Consideration”). In accordance with the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to acquire all of Dunkin’s outstanding common stock and will expire on December 14, 2020.

3. Defendants have now asked Dunkin’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Solicitation Statement, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act. Specifically, the Solicitation Statement contains materially incomplete and misleading information concerning, among other things: (i) Dunkin’s financial projections relied upon by the Company’s financial advisor, BofA Securities Inc. (“BofA”), in its financial analyses; and (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by the Company’s financial advisor. The failure to adequately disclose such material information constitutes a violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act as Dunkin’s stockholders need such information in order to tender their shares in support of the Proposed Transaction.

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4. It is imperative that the material information that has been omitted from the Solicitation Statement is disclosed to the Company’s stockholders prior to the expiration of the Tender Offer.

5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Dunkin’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(e), 14(d), and 20(a) of the Exchange Act and SEC Rule 14a-9.

7. Personal jurisdiction exists over each Defendant either because each is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Defendant Dunkin’ is incorporated in this District.

PARTIES

9. Plaintiff is, and has been at all relevant times, the owner of Dunkin’ common stock and has held such stock since prior to the wrongs complained of herein.

10. Individual Defendant Nigel Travis has served as a member of the Board since 2009 and was the Company’s Chief Executive Officer (“CEO”) from January 2009 to July 2018, Chairman of the Board from May 2013 to December 2018, and has been the Non-Executive Chairman of the Board since December 2018.

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11. Individual Defendant Dave Hoffman is currently the Company’s CEO and has served as a member of the Board since 2018.

12. Individual Defendant Raul Alvarez is the Lead Independent Director and has served as a member of the Board since 2012.

13. Individual Defendant Linda Boff has served as a member of the Board and since 2017.

14. Individual Defendant Irene Chang Britt has served as a member of the Board and since 2014.

15. Individual Defendant Anthony DiNovi has served as a member of the Board and since 2006.

16. Individual Defendant Michael Hines has served as a member of the Board and since 2011.

17. Individual Defendant Mark Nunnelly has served as a member of the Board and since 2006.

18. Individual Defendant Carl Sparks has served as a member of the Board and since 2013.

19. Individual Defendant Roland Smith has served as a member of the Board and since 2017.

20. Defendant Dunkin’ is incorporated in Delaware and maintains its principal offices at 130 Royall Street, Canton, Massachusetts 02021. The Company’s common stock trades on the NASDAQ Exchange under the symbol “DNKN.”

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21. The defendants identified in paragraphs 10-19 are collectively referred to as the “Individual Defendants” or the “Board.”

22. The defendants identified in paragraphs 10-20 are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A. The Proposed Transaction

23. Dunkin’, together with its subsidiaries, franchises and licenses quick service restaurants in the United States and internationally. The Company operates through five segments: Dunkin’ U.S., Dunkin’ International, Baskin-Robbins International, Baskin-Robbins U.S., and U.S. Advertising Funds. Its restaurants serve hot and cold coffee, baked goods, and hard serve ice cream. The Company franchises its restaurants under the Dunkin’ and Baskin-Robbins brands. It also licenses Dunkin’ brand products sold in retail outlets, such as retail packaged coffee, Dunkin’ K-Cup pods, and ready-to-drink bottled iced coffee; and distributes Baskin-Robbins ice cream products to international markets for sale in Baskin-Robbins restaurants and other retail outlets. As of December 28, 2019, it had 13,137 Dunkin’ restaurants and 8,160 Baskin-Robbins restaurants. Dunkin’ Brands Group, Inc. is headquartered in Canton, Massachusetts.

24. On October 30, 2020, the Company announced the Proposed Transaction:

Atlanta and Canton, MA – October 30, 2020 – Inspire Brands, Inc. (“Inspire”) and Dunkin’ Brands Group, Inc. (“Dunkin’ Brands”) (NASDAQ: DNKN), parent company of Dunkin’ and Baskin-Robbins, announced today that they have entered into a definitive merger agreement under which Inspire will acquire Dunkin’ Brands for $106.50 per share in cash in a transaction valued at approximately $11.3 billion including the assumption of Dunkin’ Brands’ debt.

Inspire is a multi-brand restaurant company with a current portfolio that includes more than 11,000 Arby’s, Buffalo Wild Wings, SONIC Drive-In, and Jimmy John’s restaurants worldwide. The company’s vision of invigorating great brands and supercharging their long- term growth has made Inspire one of the largest restaurant companies globally, with $15 billion in annual systemwide sales.

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Dunkin’ is famous for its combination of high-quality coffees, espresso beverages, baked goods, and breakfast sandwiches served all day with fast, friendly service. Baskin-Robbins, the world’s largest chain of ice cream specialty shops, is known for its variety of “31 flavors” of ice cream, along with their creative ice cream cakes, milkshakes, and ice cream sundaes. Currently there are more than 12,500 Dunkin’ and almost 8,000 Baskin-Robbins restaurants around the world. Following the completion of the transaction, Dunkin’ and Baskin-Robbins will be operated as distinct brands within Inspire.

Under the terms of the merger agreement announced today, which has been unanimously approved by the Boards of Directors of Inspire and Dunkin’ Brands, Inspire will commence a tender offer to acquire all outstanding shares of Dunkin’ Brands for $106.50 per share in cash. This represents a premium of approximately 30% to Dunkin’ Brands’ 30-day volume-weighted average price and a premium of approximately 20% per share to Dunkin’ Brands’ closing stock price on October 23, 2020.

“Dunkin’ and Baskin-Robbins are category leaders with more than 70 years of rich heritage, and together they are two of the most iconic restaurant brands in the world,” said Paul Brown, Co-founder and Chief Executive Officer of Inspire Brands. “By joining Inspire, these brands will add complementary guest experiences and occasions to our current portfolio.

Further, they will strengthen Inspire through their scaled international platform and robust consumer packaged goods licensing infrastructure, as well as add more than 15 million loyalty members. We are excited to welcome Dunkin’ and Baskin-Robbins’ employees, franchisees, and suppliers to the Inspire family.”

“Today’s announcement is a testament to our world-class group of franchisees, licensees, employees, and suppliers who have worked together to transform Dunkin’ and Baskin-Robbins into modern, relevant brands. This team’s grit and determination has enabled us to deliver outsized performance and made our brands among the most elite in the quick service industry. I am particularly proud of our actions since March of this year. During the global pandemic, we have stood tall. We’ve had each other’s backs and are now stronger than ever,” said Dave Hoffmann, Chief Executive Officer of Dunkin’ Brands. “We are excited to bring meaningful value to

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shareholders who have been with us on this journey and believe that Inspire Brands, a preeminent operator of franchised restaurant concepts, will continue to drive growth for our franchisees while remaining true to all that is unique and special about the Dunkin’ and Baskin-Robbins brands.”

Transaction Details

The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Dunkin’ Brands’ outstanding shares, the expiration or termination of the antitrust waiting period, and other customary conditions. Following the successful completion of the tender offer, Inspire will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price. The transaction is expected to close by the end of 2020.

Advisors

Barclays is serving as financial advisor to Inspire and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal counsel. BofA Securities, Inc. is serving as exclusive financial advisor to Dunkin’ Brands and Ropes & Gray LLP is serving as its legal counsel.

* * *

25. It is therefore imperative that Dunkin’s stockholders are provided with the material information that has been omitted from the Solicitation Statement, so that they can meaningfully assess whether or not the Proposed Transaction is in their best interests.

B. The Materially Incomplete and Misleading Solicitation Statement

26. On November 16, 2020, Dunkin’ filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. The Solicitation Statement was furnished to the Company’s stockholders and solicits the stockholders to tender their shares in support of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Solicitation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Solicitation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act.

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27. The Solicitation Statement omits material information regarding the Company’s financial projections and the valuation analyses performed by BofA, the disclosure of which is material because it provides stockholders with a basis to project the future financial performance of the target company, and allows stockholders to better understand the analyses performed by the financial advisor in support of its fairness opinion of the transaction.

Omissions and/or Material Misrepresentations Concerning Dunkin’ Financial Projections

28. The Solicitation Statement fails to provide material information concerning financial projections by Dunkin’ management and relied upon by the financial advisor in its analyses. The Solicitation Statement discloses management-prepared financial projections for the Company which are materially misleading. The Solicitation Statement indicates that in connection with the rendering of its fairness opinion, that the Company prepared certain non-public financial forecasts (the “Projections”) and provided them to the Board and the financial advisor with forming a view about the stand-alone valuation of the Company. Accordingly, the Solicitation Statement should have, but fails to provide, certain information in the projections that Dunkin’ management provided to the Board and the financial advisor. Courts have uniformly stated that “projections … are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [    ] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-203 (Del. Ch. 2007).

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29. For the Projections prepared by Company management for Dunkin’ for fiscal years 2020 through 2025, the Solicitation Statement provides values for non-GAAP (Generally Accepted Accounting Principles) financial metrics: (a) Adjusted Operating Income; (b) Adjusted EBITDA; (c) Adjusted Earnings Per Share; and (d) Unlevered Free Cash Flow as calculated by BofA, but fails to disclose: (i) all line items used to calculate the non-GAAP measures1 or (ii) a reconciliation of these non-GAAP metrics to their most comparable GAAP measures, in direct violation of Regulation G.

30. When a company discloses non-GAAP financial measures in a solicitation statement that were relied on by a board of directors to recommend that stockholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

31. The SEC has noted that:

companies should be aware that this measure does not have a uniform definition and its title does not describe how it is calculated. Accordingly, a clear description of how this measure is calculated, as well as the necessary reconciliation, should accompany the measure where it is used. Companies should also avoid inappropriate or potentially misleading inferences about its usefulness. For example, “free cash flow” should not be used in a manner that inappropriately implies that the measure represents the residual cash flow available for discretionary expenditures, since many companies have mandatory debt service requirements or other non-discretionary expenditures that are not deducted from the measure.2

[1]	In the case of Unlevered Free Cash Flow, only selected cash flow items were disclosed.
[2]	U.S. Securities and Exchange Commission, Non-GAAP Financial Measures, last updated April 4, 2018, available at: https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

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32. Thus, to cure the Solicitation Statement and the materially misleading nature of the forecasts under SEC Rule 14a-9 as a result of the omitted information in the Solicitation Statement, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures to make the non-GAAP metrics included in the Solicitation Statement not misleading.

Omissions and/or Material Misrepresentations Concerning BofA’s Financial Analyses

33. With respect to BofA’s Selected Publicly Traded Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the companies observed by BofA in the analysis.

34. With respect to BofA’s Selected Precedent Transactions Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the transactions observed by BofA in the analysis.

35. With respect to BofA’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the basis for applying the range of discount rates from 6.3% to 8.1%; (ii) the implied terminal value of the Company; and (iii) the basis for applying a range of terminal multiples ranging from 15.0x to 18.0x.

36. With respect to BofA’s illustrative analysis of the implied present value of the future value per share of the Company shares at the end of 2022, the Solicitation Statement fails to disclose (i) the basis for applying NTM adjusted EPS multiples ranging from 22.0x to 28.0x to the Company’s estimated adjusted EPS for fiscal year 2023; and (ii) the basis for using an illustrative discount rate of 9.0%.

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37. In sum, the omission of the above-referenced information renders statements in the Solicitation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff will be unable to make a fully-informed decision regarding whether to tender her shares, and she is thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for

Violations of Section 14(e) of the Exchange Act

38. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

39. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . .” 15 U.S.C. § 78n(e).

40. Defendants violated Section 14(e) of the Exchange Act by issuing the Solicitation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in conjunction with the Tender Offer. Defendants knew or recklessly disregarded that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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41. The Solicitation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, the Company’s financial projections, and the financial advisors’ valuation analyses and resultant fairness opinion.

42. In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were aware of this information and their obligation to disclose this information in the Solicitation Statement.

43. The omissions and misleading statements in the Solicitation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek other remedies. In addition, a reasonable investor would view the information identified above which has been omitted from the Solicitation Statement as altering the “total mix” of information made available to stockholders.

44. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

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45. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff, and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Violations of Section 14(d)(4) of the Exchange Act and

Rule 14d-9 Promulgated Thereunder

(Against All Defendants)

46. Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

47. Defendants have caused the Solicitation Statement to be issued with the intention of soliciting stockholder support of the Tender Offer.

48. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

49. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Solicitation Statement false and/or misleading.

50. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

51. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

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COUNT III

On Behalf of Plaintiff Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

52. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

53. The Individual Defendants acted as controlling persons of Dunkin’ within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of Dunkin’, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of Dunkin’, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

54. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

55. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of Dunkin’, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Solicitation Statement.

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56. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

57. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

58. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) and (e), by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

59. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and against the Defendants jointly and severally, as follows:

A. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

B. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

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C. Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: November 16, 2020	RIGRODSKY & LONG, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
OF COUNSEL:		Gina M. Serra (#5387)
300 Delaware Avenue, Suite 210
WOLF HALDENSTEIN ADLER		Wilmington, DE 19801
FREEMAN & HERZ LLP		Telephone: (302) 295-5310
Gloria Kui Melwani		Facsimile: (302) 654-7530
270 Madison Avenue		Email: sdr@rl-legal.com
New York, NY 10016		Email: bdl@rl-legal.com
Telephone: (212) 545-4600		Email: gms@rl-legal.com
Facsimile: (212) 686-0114
Email: melwani@whafh.com		Attorneys for Plaintiff

JS 44 (Rev. 06/17)

CIVIL COVER SHEET

I. (a) PLAINTIFFS
SHIVA STEIN

DEFENDANTS
DUNKIN' BRANDS GROUP, INC., NIGEL TRAVIS, DAVE HOFFMAN, RAUL ALVAREZ, LINDA BOFF, IRENE CHANG BRITT, ANTHONY DINOVI, MICHAEL HINES, MARK NUNNELLY, et al.

(c) Attorneys *(Firm Name, Address, and Telephone Number)*
Gina M. Serra, RIGRODSKY & LONG, P.A.
300 Delaware Avenue, Suite 210, Wilmington, DE 19801
(302) 295-5310

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

CONTRACT
☐ 110 Insurance; ☐ 120 Marine; ☐ 130 Miller Act; ☐ 140 Negotiable Instrument; ☐ 150 Recovery of Overpayment & Enforcement of Judgment; ☐ 151 Medicare Act; ☐ 152 Recovery of Defaulted Student Loans (Excludes Veterans); ☐ 153 Recovery of Overpayment of Veteran's Benefits; ☐ 160 Stockholders' Suits; ☐ 190 Other Contract; ☐ 195 Contract Product Liability; ☐ 196 Franchise

REAL PROPERTY
☐ 210 Land Condemnation; ☐ 220 Foreclosure; ☐ 230 Rent Lease & Ejectment; ☐ 240 Torts to Land; ☐ 245 Tort Product Liability; ☐ 290 All Other Real Property

TORTS
PERSONAL INJURY: ☐ 310 Airplane; ☐ 315 Airplane Product Liability; ☐ 320 Assault, Libel & Slander; ☐ 330 Federal Employers' Liability; ☐ 340 Marine; ☐ 345 Marine Product Liability; ☐ 350 Motor Vehicle; ☐ 355 Motor Vehicle Product Liability; ☐ 360 Other Personal Injury; ☐ 362 Personal Injury - Medical Malpractice
PERSONAL INJURY: ☐ 365 Personal Injury - Product Liability; ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability; ☐ 368 Asbestos Personal Injury Product Liability
PERSONAL PROPERTY: ☐ 370 Other Fraud; ☐ 371 Truth in Lending; ☐ 380 Other Personal Property Damage; ☐ 385 Property Damage Product Liability

CIVIL RIGHTS
☐ 440 Other Civil Rights; ☐ 441 Voting; ☐ 442 Employment; ☐ 443 Housing/ Accommodations; ☐ 445 Amer. w/Disabilities - Employment; ☐ 446 Amer. w/Disabilities - Other; ☐ 448 Education

PRISONER PETITIONS
Habeas Corpus: ☐ 463 Alien Detainee; ☐ 510 Motions to Vacate Sentence; ☐ 530 General; ☐ 535 Death Penalty
Other: ☐ 540 Mandamus & Other; ☐ 550 Civil Rights; ☐ 555 Prison Condition; ☐ 560 Civil Detainee - Conditions of Confinement

FORFEITURE/PENALTY
☐ 625 Drug Related Seizure of Property 21 USC 881; ☐ 690 Other

LABOR
☐ 710 Fair Labor Standards Act; ☐ 720 Labor/Management Relations; ☐ 740 Railway Labor Act; ☐ 751 Family and Medical Leave Act; ☐ 790 Other Labor Litigation; ☐ 791 Employee Retirement Income Security Act

IMMIGRATION
☐ 462 Naturalization Application; ☐ 465 Other Immigration Actions

BANKRUPTCY
☐ 422 Appeal 28 USC 158; ☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
☐ 820 Copyrights; ☐ 830 Patent; ☐ 835 Patent - Abbreviated New Drug Application; ☐ 840 Trademark

SOCIAL SECURITY
☐ 861 HIA (1395ff); ☐ 862 Black Lung (923); ☐ 863 DIWC/DIWW (405(g)); ☐ 864 SSID Title XVI; ☐ 865 RSI (405(g))

FEDERAL TAX SUITS
☐ 870 Taxes (U.S. Plaintiff or Defendant); ☐ 871 IRS—Third Party 26 USC 7609

OTHER STATUTES
☐ 375 False Claims Act; ☐ 376 Qui Tam (31 USC 3729(a)); ☐ 400 State Reapportionment; ☐ 410 Antitrust; ☐ 430 Banks and Banking; ☐ 450 Commerce; ☐ 460 Deportation; ☐ 470 Racketeer Influenced and Corrupt Organizations; ☐ 480 Consumer Credit; ☐ 490 Cable/Sat TV; ☒ 850 Securities/Commodities/ Exchange; ☐ 890 Other Statutory Actions; ☐ 891 Agricultural Acts; ☐ 893 Environmental Matters; ☐ 895 Freedom of Information Act; ☐ 896 Arbitration; ☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision; ☐ 950 Constitutionality of State Statutes

VI. CAUSE OF ACTION
Cite the U.S. Civil Statute under which you are filing *(Do not cite jurisdictional statutes unless diversity)*:
15 U.S.C. §§ 78n(d), 78n(e), 78t(a), and 17 C.F.R. 240.14d-9
Brief description of cause:
Violation of Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9

DATE 11/16/2020 SIGNATURE OF ATTORNEY OF RECORD /s/ Gina M. Serra

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

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JS 44 (Rev. 06/17) CIVIL COVER SHEET The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.) I. (a) PLAINTIFFS DEFENDANTS (b) County of Residence of First Listed Plaintiff County of Residence of First Listed Defendant (EXCEPT IN U.S. PLAINTIFF CASES) (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED. (c) Attorneys (Firm Name, Address, and Telephone Number) Attorneys (If Known) II. BASIS OF JURISDICTION (Place an “X” in One Box Only) III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) ‘ 1 U.S. Government ‘ 3 Federal Question PTF DEF PTF DEF Plaintiff (U.S. Government Not a Party) Citizen of This State ‘ 1 ‘ 1 Incorporated or Principal Place ‘ 4 ‘ 4 of Business In This State ‘ 2 U.S. Government ‘ 4 Diversity Citizen of Another State ‘ 2 ‘ 2 Incorporated and Principal Place ‘ 5 ‘ 5 Defendant (Indicate Citizenship of Parties in Item III) of Business In Another State Citizen or Subject of a ‘ 3 ‘ 3 Foreign Nation ‘ 6 ‘ 6 Foreign Country IV. NATURE OF SUIT (Place an “X” in One Box Only) Click here for: Nature of Suit Code Descriptions. CONTRACT TORTS FORFEITURE/PENALTY BANKRUPTCY OTHER STATUTES ‘ 110 Insurance PERSONAL INJURY PERSONAL INJURY ‘ 625 Drug Related Seizure ‘ 422 Appeal 28 USC 158 ‘ 375 False Claims Act ‘ 120 Marine ‘ 310 Airplane ‘ 365 Personal Injury - of Property 21 USC 881 ‘ 423 Withdrawal ‘ 376 Qui Tam (31 USC ‘ 130 Miller Act ‘ 315 Airplane Product Product Liability ‘ 690 Other 28 USC 157 3729(a)) ‘ 140 Negotiable Instrument Liability ‘ 367 Health Care/ ‘ 400 State Reapportionment ‘ 150 Recovery of Overpayment ‘ 320 Assault, Libel & Pharmaceutical PROPERTY RIGHTS ‘ 410 Antitrust & Enforcement of Judgment Slander Personal Injury ‘ 820 Copyrights ‘ 430 Banks and Banking ‘ 151 Medicare Act ‘ 330 Federal Employers’ Product Liability ‘ 830 Patent ‘ 450 Commerce ‘ 152 Recovery of Defaulted Liability ‘ 368 Asbestos Personal ‘ 835 Patent - Abbreviated ‘ 460 Deportation Student Loans ‘ 340 Marine Injury Product New Drug Application ‘ 470 Racketeer Influenced and (Excludes Veterans) ‘ 345 Marine Product Liability ‘ 840 Trademark Corrupt Organizations ‘ 153 Recovery of Overpayment Liability PERSONAL PROPERTY LABOR SOCIAL SECURITY ‘ 480 Consumer Credit of Veteran’s Benefits ‘ 350 Motor Vehicle ‘ 370 Other Fraud ‘ 710 Fair Labor Standards ‘ 861 HIA (1395ff) ‘ 490 Cable/Sat TV ‘ 160 Stockholders’ Suits ‘ 355 Motor Vehicle ‘ 371 Truth in Lending Act ‘ 862 Black Lung (923) ‘ 850 Securities/Commodities/ ‘ 190 Other Contract Product Liability ‘ 380 Other Personal ‘ 720 Labor/Management ‘ 863 DIWC/DIWW (405(g)) Exchange ‘ 195 Contract Product Liability ‘ 360 Other Personal Property Damage Relations ‘ 864 SSID Title XVI ‘ 890 Other Statutory Actions ‘ 196 Franchise Injury ‘ 385 Property Damage ‘ 740 Railway Labor Act ‘ 865 RSI (405(g)) ‘ 891 Agricultural Acts ‘ 362 Personal Injury - Product Liability ‘ 751 Family and Medical ‘ 893 Environmental Matters Medical Malpractice Leave Act ‘ 895 Freedom of Information REAL PROPERTY CIVIL RIGHTS PRISONER PETITIONS ‘ 790 Other Labor Litigation FEDERAL TAX SUITS Act ‘ 210 Land Condemnation ‘ 440 Other Civil Rights Habeas Corpus: ‘ 791 Employee Retirement ‘ 870 Taxes (U.S. Plaintiff ‘ 896 Arbitration ‘ 220 Foreclosure ‘ 441 Voting ‘ 463 Alien Detainee Income Security Act or Defendant) ‘ 899 Administrative Procedure ‘ 230 Rent Lease & Ejectment ‘ 442 Employment ‘ 510 Motions to Vacate ‘ 871 IRS—Third Party Act/Review or Appeal of ‘ 240 Torts to Land ‘ 443 Housing/ Sentence 26 USC 7609 Agency Decision ‘ 245 Tort Product Liability Accommodations ‘ 530 General ‘ 950 Constitutionality of ‘ 290 All Other Real Property ‘ 445 Amer. w/Disabilities - ‘ 535 Death Penalty IMMIGRATION State Statutes Employment Other: ‘ 462 Naturalization Application ‘ 446 Amer. w/Disabilities - ‘ 540 Mandamus & Other ‘ 465 Other Immigration Other ‘ 550 Civil Rights Actions ‘ 448 Education ‘ 555 Prison Condition ‘ 560 Civil Detainee - Conditions of Confinement V. ORIGIN (Place an “X” in One Box Only) ‘ 1 Original Proceeding ‘ 2 Removed from State Court ‘ 3 Remanded from Appellate Court ‘ 4 Reinstated or Reopened ‘ 5 Transferred from Another District (specify) ‘ 6 Multidistrict Litigation - Transfer ‘ 8 Multidistrict Litigation - Direct File VI. CAUSE OF ACTION Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity): Brief description of cause: VII. REQUESTED IN COMPLAINT: ‘ CHECK IF THIS IS A CLASS ACTION UNDER RULE 23, F.R.Cv.P. DEMAND $ CHECK YES only if demanded in complaint: JURY DEMAND: ‘ Yes ‘ No VIII. RELATED CASE(S) IF ANY (See instructions): JUDGE DOCKET NUMBER DATE SIGNATURE OF ATTORNEY OF RECORD FOR OFFICE USE ONLY RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

Case 1:20-cv-01539-UNA	Document 1-1	Filed 11/16/20	Page 2 of 2	PageID #: 18

INSTRUCTIONS FOR ATTORNEYS COMPLETING CIVIL COVER SHEET FORM JS 44

Authority For Civil Cover Sheet

The JS 44 civil cover sheet and the information contained herein neither replaces nor supplements the filings and service of pleading or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. Consequently, a civil cover sheet is submitted to the Clerk of Court for each civil complaint filed. The attorney filing a case should complete the form as follows:

I.(a)

Plaintiffs-Defendants. Enter names (last, first, middle initial) of plaintiff and defendant. If the plaintiff or defendant is a government agency, use only the full name or standard abbreviations. If the plaintiff or defendant is an official within a government agency, identify first the agency and then the official, giving both name and title.

(b)

County of Residence. For each civil case filed, except U.S. plaintiff cases, enter the name of the county where the first listed plaintiff resides at the time of filing. In U.S. plaintiff cases, enter the name of the county in which the first listed defendant resides at the time of filing. (NOTE: In land condemnation cases, the county of residence of the “defendant” is the location of the tract of land involved.)

(c)	Attorneys. Enter the firm name, address, telephone number, and attorney of record. If there are several attorneys, list them on an attachment, noting in this section “(see attachment)”.

II.

Jurisdiction. The basis of jurisdiction is set forth under Rule 8(a), F.R.Cv.P., which requires that jurisdictions be shown in pleadings. Place an “X” in one of the boxes. If there is more than one basis of jurisdiction, precedence is given in the order shown below.

United States plaintiff. (1) Jurisdiction based on 28 U.S.C. 1345 and 1348. Suits by agencies and officers of the United States are included here.

United States defendant. (2) When the plaintiff is suing the United States, its officers or agencies, place an “X” in this box.

Federal question. (3) This refers to suits under 28 U.S.C. 1331, where jurisdiction arises under the Constitution of the United States, an amendment to the Constitution, an act of Congress or a treaty of the United States. In cases where the U.S. is a party, the U.S. plaintiff or defendant code takes precedence, and box 1 or 2 should be marked.

Diversity of citizenship. (4) This refers to suits under 28 U.S.C. 1332, where parties are citizens of different states. When Box 4 is checked, the citizenship of the different parties must be checked. (See Section III below; NOTE: federal question actions take precedence over diversity cases.)

III.	Residence (citizenship) of Principal Parties. This section of the JS 44 is to be completed if diversity of citizenship was indicated above. Mark this section for each principal party.

IV.

Nature of Suit. Place an “X” in the appropriate box. If there are multiple nature of suit codes associated with the case, pick the nature of suit code that is most applicable. Click here for: Nature of Suit Code Descriptions.

V.	Origin. Place an “X” in one of the seven boxes.

Original Proceedings. (1) Cases which originate in the United States district courts.

Removed from State Court. (2) Proceedings initiated in state courts may be removed to the district courts under Title 28 U.S.C., Section 1441. When the petition for removal is granted, check this box.

Remanded from Appellate Court. (3) Check this box for cases remanded to the district court for further action. Use the date of remand as the filing date.

Reinstated or Reopened. (4) Check this box for cases reinstated or reopened in the district court. Use the reopening date as the filing date. Transferred from Another District. (5) For cases transferred under Title 28 U.S.C. Section 1404(a). Do not use this for within district transfers or multidistrict litigation transfers.

Multidistrict Litigation – Transfer. (6) Check this box when a multidistrict case is transferred into the district under authority of Title 28 U.S.C. Section 1407.

Multidistrict Litigation – Direct File. (8) Check this box when a multidistrict case is filed in the same district as the Master MDL docket.

PLEASE NOTE THAT THERE IS NOT AN ORIGIN CODE 7. Origin Code 7 was used for historical records and is no longer relevant due to changes in statue.

VI.

Cause of Action. Report the civil statute directly related to the cause of action and give a brief description of the cause. Do not cite jurisdictional statutes unless diversity. Example: U.S. Civil Statute: 47 USC 553 Brief Description: Unauthorized reception of cable service

VII.

Requested in Complaint. Class Action. Place an “X” in this box if you are filing a class action under Rule 23, F.R.Cv.P. Demand. In this space enter the actual dollar amount being demanded or indicate other demand, such as a preliminary injunction.

Jury Demand. Check the appropriate box to indicate whether or not a jury is being demanded.

VIII.

Related Cases. This section of the JS 44 is used to reference related pending cases, if any. If there are related pending cases, insert the docket numbers and the corresponding judge names for such cases.

Date and Attorney Signature. Date and sign the civil cover sheet.